Exhibit 10.1

State Seal	BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number
20180316820-01
Filing Date and Time
07/17/2018 1:46 PM
Entity Number
C23651-1998

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.  Name of corporation:

Know Labs, Inc.

2.  Stockholder approval pursuant to statute has been obtained.

3.  The class or series of stock being amended:

Series D Convertible Preferred Stock

4.  By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation for the Series D Convertible Pre£erred Stock is being amended and restated to change the amount of designated Series D Convertible Preferred Stock from 3,906,250 to 1,016,014. The balance of previously designated Series D Convertible Preferred Stock shall be returned to the Company’s authorized and undesignated preferred stock Treasury. See Amended and Restated Certificate of Designations, Preferences and Rights.

5.  Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

/s/ Ronald P. Erickson
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised 1-5-15

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

KNOW LABS INC.

(Pursuant to Section NRS 78.1955 of the

Nevada Corporations Code)

Know Labs Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.3 of the Certificate of Incorporation of the Corporation, the following resolutions were adopted on June 28, 2018 by the Board of Directors of the Corporation (the “Board”) pursuant to Section NRS 78.1955 of the Nevada Corporations Code:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.3 of the Corporation’s Certificate of Incorporation, out of the total authorized number of 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), there shall be designated a series of up to 1,016,014 shares which shall be issued in and constitute a single series to be known as “Series D Convertible Preferred Stock” (hereinafter called the “Series D Preferred”).  This Second Amended and Restated Certificate of Designation supersedes and replaces the Certificate of Designation approved by the Board on April 27, 2017, and  filed with the Nevada Secretary of State on May 8, 2017. The shares hereby undesignated shall be returned to the Company’s blank check preferred stock available for future designation and issuance. The shares of Series D Preferred shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1.         Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series D Preferred of the Corporation (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Approved Stock Plan” means any employee benefit plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day, other than a Saturday or Sunday or other day, on which banks in the City of New York are authorized or required by law or executive order to remain closed.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, including the stock into which the Series D Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Price” means $0.70, subject to adjustment as provided herein.

“Conversion Shares” means the shares of Common Stock into which the Series D Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excepted Issuance” means: (i) Corporation’s issuance of Common Stock in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) the Corporation’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to an Approved Stock plan at or above Fair Market Value, (iii) securities upon the exercise, exchange or conversion of any securities exercisable, exchangeable for or convertible into shares of Common Stock issued and outstanding as of the date hereof and pursuant to terms and conditions that have not been amended since the date hereof.

“Fair Market Value” means of Common Stock or Options to purchase Common Stock on any given date means the fair market value of such Common Stock or Options to purchase Common Stock as determined in good faith by the committee which serves as administrator of the Corporation’s Approved Stock Plan, or in the absence of such committee, the Board of Directors, based on the reasonable application of a reasonable valuation method that is consistent with Section 409A of the Code. If the Common Stock is admitted to trade on a national securities exchange or quotation system such as the Over the Counter Market Place, the determination shall be made by reference to the closing price reported on such exchange or quotation system.  If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Holder” or “Holders” means the holder or holders of the Series D Preferred Stock.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series D Preferred in dividend rights or liquidation preference.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means the OTCQB.

“Required Holders” means, as of any date, the holders of at least 85% of the Series D Preferred Stock outstanding as of such date.

“Senior Securities” means the Company’s Series A Convertible Preferred Stock and Series C Convertible Preferred Stock and any other securities which are explicitly senior or pari passu to the Series D Preferred Stock in dividend rights or liquidation preference.

“Series D Stated Value” means $0.70.

“Subscription Agreement” means any one of a series of certain Preferred Stock and Warrant Purchase Agreements dated on or about November 2016, by and among the Corporation and each of the investors party thereto.

“Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter marketplace for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC.  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder.  If the Corporation and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved by an independent nationally recognized accounting firm chosen by mutual agreement of the parties.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

2.         Dividends.  Commencing on the date of the issuance of any such shares of Series D Preferred (each respectively an “Issuance Date”), each outstanding share of Series D Preferred will accrue cumulative dividends (“Dividends”), at a rate equal to 8.0% per annum, subject to adjustment as provided in this Certificate of Designations (“Dividend Rate”), of the Series D Stated Value.  Dividends will be payable with respect to any shares of Series D Preferred Stock upon any of the following: (a) upon conversion of such shares in accordance with Section 4 and (b) when, as and if otherwise declared by the Board of Directors of the Corporation. In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time, pay to each holder of Series D Preferred a dividend equal to the dividend that would have been payable to such holder if the shares of Series D Preferred held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends without regard to the limitations set forth in Section 4(e).

3.         Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of Senior Securities, the Holders of the Series D Preferred shall be senior to the Common Stock in dividend rights or liquidation preference and any class of Preferred created thereafter, unless specifically stated otherwise (on an as-converted basis) in the net assets of the Corporation.  Neither the consolidation nor merger of the Corporation into or with any other entity or entities nor the consolidation or merger of any entity or entities into the Corporation shall be deemed to be a liquidation within the meaning of this Section 3, but the sale, lease or conveyance of all or substantially all the Corporation’s assets shall be deemed a liquidation within the meaning of this Section 3.

4.         Conversion.

(a)        Voluntary Conversion. Subject to the terms and conditions of this Section 4, the Holder of any shares of Series D Preferred shall have the right, at its option at any time, to convert any such shares of Series D Preferred into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series D Preferred so to be converted by the Series D Stated Value and dividing the result by the Conversion Price then in effect.  Each holder of Series D Preferred who desires to convert the same into shares of Common Stock shall provide notice to the Corporation, by mail, fax, or electronic mail to the Corporation’s then principal office, of a written notice of conversion (“Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series D Preferred to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers by facsimile such Conversion Notice to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Series D Preferred, a Holder shall not be required to surrender the certificate(s) representing such shares of Series D Preferred to the Corporation unless all of the shares of Series D Preferred represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series D Preferred promptly following the applicable Conversion Date. Shares of Series D Preferred converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)        Mandatory Conversion. The Series D Preferred will automatically convert (“Automatic Conversion”) upon (i) the listing of the Company’s common stock on the Nasdaq, the New York Stock Exchange, or the NYSE MKT. Upon the triggering of Automatic Conversion, the Company shall send written notice (the “Automatic Conversion Notice”) to each holder of record of Series D Preferred specifying the date (the “Effective Date”) upon which such conversion is to become effective (which Effective Date shall not be more than thirty (30) days after the event which causes such Automatic Conversion).  On or after the Effective Date, each holder of Series D Preferred shall surrender to the Company the certificate or certificates representing the Series D

Preferred owned by such holder as of the Effective Date in the manner and place set forth in the Automatic Conversion Notice and thereupon the Company shall, as soon as practicable thereafter, issue and deliver to the holders of the Series D Preferred certificate(s) for the number of shares of Common Stock issuable in connection with such Automatic Conversion ; (ii) the Conversion Shares are eligible to be sold without restriction pursuant to Securities and Exchange Commission (“SEC”) Rule 144 or a registration statement registering the Conversion Shares for resale has been declared effective by the SEC and remains effective at the time of conversion; and (iii) the average Weighted Average Price of the Common Stock is at least three (3) times the Conversion Price then in effect for 20 consecutive trading days with average daily trading volume during such period, as reported by Bloomberg, equal to or greater than $200,000 (the “Average Daily Trading Volume Amount”). The Corporation shall exercise its rights under this Section 4(b) by providing a Conversion notice to any or all Holders consistent with Section 4(a) above. Notwithstanding the foregoing, in no event shall the Holder be entitled to convert the Series D in excess of the number of shares of Common Stock issuable upon the conversion that would result in beneficial ownership by the Holder of more than4.99% of the outstanding shares of Common Stock at the time of such conversion.

(c)        Conversion Mechanics. Within three (3) Trading Days after the Conversion Date, the Corporation shall pay to the Holder in cash any accrued and unpaid dividends on the shares of Series D Preferred so converted and shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address and tax identification number) as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares, or fraction thereof, of Series D Preferred.

(d)        Failure to Convert. If the Corporation shall fail for any reason or no reason to issue to a Holder of Series D Preferred a certificate representing the Conversion Shares within three (3) Trading Days of the Conversion Date and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s balance account with the Depository Trust Corporation for such number of shares of Common Stock to which the Holder is entitled upon such conversion, and if on or after such Trading Day the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Business Days after the Holder’s written request and in the Holder’s discretion, (i) pay in cash to the Holder the amount, if any, by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the amount obtained by multiplying (x) the number of shares of Common Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue by (y) the price at which the sell order giving rise to such purchase obligation was executed or (ii) at the option of the Holder, either reissue (if surrendered) the shares or fraction of a share of Series D Preferred equal to the number of shares or fraction of a share of Series D Preferred Stock submitted for conversion (in which case such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requires under Section 4(c).  The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.

(e)        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred into Common Stock.  In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

(f)        Issue Limitation. The Corporation shall not effect a conversion of the Series D Preferred, and the Holder of any shares of Series D Preferred shall not have the right to voluntarily convert its shares of Series D Preferred, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon the conversion of the shares of Series D Preferred with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series D Preferred beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series D Preferred, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Corporation, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not less than 4.99% and not in excess of 9.99% specified in such notice; provided that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

5.         Adjustment of Conversion Price.  The Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a)        In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series D Preferred, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series D Preferred  shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series D Preferred been converted immediately prior to the happening of such event (or any record date with respect thereto).  Such adjustment shall be made whenever any of the events listed above shall occur.  An adjustment made to the Conversion Price pursuant to this paragraph 5(a) shall become effective immediately after the effective date of the event.

(b)        For so long as Series D Preferred is outstanding, if the Corporation issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, except for Excepted Issuances, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the Conversion Price of the Series D Preferred immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series D Preferred shall be reduced to such other lower price.   For  purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Certificate of Designations and the Subscription Agreement.

6.         Rights Upon Distribution of Assets.

(a)        If the Corporation shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Weighted Average Price determined as of the record date mentioned above, and of which the numerator shall be such Weighted Average Price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

7.         Purchase Rights.  In addition to any adjustments pursuant to Section 5 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series D Preferred (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

8.         Notices.  Upon any adjustment of the Conversion Price, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of Series D Preferred at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series D Preferred at the address of such holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

9.         Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series D Preferred as herein provided, such number of shares of Common Stock equal to two hundred percent (200%) of the amount of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Series D Preferred.  All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price.  The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.  The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the

Series D Preferred, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

10.       Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise.  Shares of Series D Preferred that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series D Preferred to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of Preferred undesignated as to series, and may be redesignated as any series of Preferred Stock and reissued.

11.       Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of the Series D Preferred shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Preferred which is being converted.

12.       Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any Series D Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred in any manner which interferes with the timely conversion of such Series D Preferred; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

13.       Voting.  In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Series D Preferred shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors).  With respect to the voting rights of the Holders of the Series D Preferred pursuant to the preceding sentence, each Holder of Series D Preferred shall be entitled to cast one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Series D Preferred Stock held by such Holder (after giving effect to the restrictions of Section 4(e)) on the record date for the determination of stockholders entitled to vote.

14.       Certain Restrictions.  In addition to any other vote of the Holders of Series D Preferred Stock required by law or by the Certificate of Incorporation, without the prior consent of the Required Holders holding at least 75% of the Series D Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series D Preferred Stock shall vote together as a class, the Corporation will not:

(a)        authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series D Preferred Stock or (ii) any other class or series of capital stock ranking senior to or on parity with the Series D Preferred Stock as to any preference, including not limited to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series D Preferred Stock or reclassify any shares of Common Stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series D Preferred Stock;

(b)        adopt a plan for the liquidation, dissolution or winding up of the affairs of the Corporation or any recapitalization plan (whether occurring by merger, consolidation or otherwise), file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(c)        amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or Bylaws of the Corporation or the Resolutions contained in this Certificate of Designations of the Series D Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock, or which would increase or decrease the amount of authorized shares of the Series D Preferred Stock or of any other series of preferred stock ranking senior to the Series D Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

(d)        directly or indirectly, declare or pay any dividend (other than dividends permitted pursuant to Section 2 and dividends payable in shares of Common Stock but only to the extent that such stock dividend results in an adjustment of the Conversion Price pursuant to Section 5 hereof) or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any Subsidiary to redeem, purchase, repurchase or otherwise acquire (or make any payment to a sinking fund for such redemption, purchase, repurchase or other acquisition) any share of Common Stock, Option or Convertible Security or any other class or series of the Corporation’s capital stock (except for the shares of Series D Preferred Stock in accordance with Section 15 hereof or for shares of Common Stock repurchased from current of former employees, consultants, or directors upon termination of service in accordance with plans approved by the Board) whether in cash, securities or property or in obligations of the Corporation or any Subsidiary;

(e)        enter into a Variable Rate Transaction (as defined below), or issue any secured or unsecured debt securities. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price; or

(f)        agree to do any of the foregoing.

15.       Redemption.  The Series D Preferred Stock shall not be redeemable at the option of the Corporation.

16.       No Waiver.  Except as otherwise modified or provided for herein, the Holders of Series D Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Nevada Corporations Code.

17.       No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series D Preferred Stock against impairment.  Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series D Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series D Preferred Stock, and (iii) shall, so long as any shares or fraction of a share of Series D Preferred stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock then outstanding (without regard to any limitations on conversion).

18.       No Preemptive Rights.  No Holder of any shares of Series D Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Corporation.

19.       Amendment; Waiver.  Any term of the Series D Preferred Stock may be amended or waived (including the adjustment provisions included in Section 5 hereof) upon the written consent of the Corporation and the Holders of at least 85% of the Series D Preferred Stock then outstanding; provided, however, that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series D Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series D Preferred Stock then outstanding.

20.       Action By Holders. Any action or consent to be taken or given by the holders of the Series D Preferred Stock may be given either at a meeting of the Holders of the Series D Preferred Stock called and held for such purpose or by written consent.

IN WITNESS WHEREOF, the undersigned has executed Certificate of Designations, Preferences and Rights on July 17, 2018.

KNOW LABS, INC.

By: /s/ Phil Bosua

Name: Phil Bosua

Title: Chief Executive Officer

[SIGNATURE PAGE TO KNOW LABS, INC. CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS]